Exhibit 99.2
INVESTOR CONFERENCE CALL SCRIPT – DECEMBER 15, 2009

[OPERATOR]

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the WPCS International Incorporated fiscal year 2010 second quarter investor conference call. Your host for today’s call is Andy Hidalgo, chairman and CEO of WPCS International Incorporated. Before I turn the call over to Mr. Hidalgo, please be advised that the participants on today’s call will be in a listen only mode until Mr. Hidalgo has concluded his opening remarks. Upon conclusion of the opening remarks, there will be a question and answer session.

In addition, we would like to note that statements about the company’s future expectations, including future revenue and earnings and all other statements made during this investor conference call, other than historical facts, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements. I will now turn the call over to Mr. Hidalgo.

[ANDY HIDALGO]

Good afternoon ladies and gentlemen and welcome to our fiscal year 2010 second quarter investor conference call. The agenda for today’s call will include a discussion of our second quarter financial results and our fiscal year 2010 financial expectations. In addition, I will discuss market conditions and conclude with a review of our strategic development.
___________

During our fiscal year 2010 second quarter ended October 31, 2009, WPCS reported net income of $337,000 or earnings of $0.05 per diluted share compared to net income of $362,000 or earnings of $0.05 per diluted share during the same period last year. For the first six months of fiscal year 2010 ended October 31, 2009, WPCS reported net income of $772,000 or earnings of $0.11 per diluted share compared to net income of $1.2 million or earnings of $0.17 per diluted share during the same period last year.

Revenue for the second quarter was $24.3 million compared to $28.8 million during last year’s second quarter. Revenue for the first six months of fiscal year 2010 was $49.6 million compared to $57 million during the same period last year. The revenue segmentation during the second quarter was 31% wireless communication, 7% specialty construction and 62% electrical power.

WPCS is reaffirming its guidance for fiscal year 2010 of $112 million in revenue, $2.2 million to $2.4 million in net income and $0.31 to $0.34 in fully diluted earnings per share. When we issued guidance for fiscal year 2010, we anticipated that the higher earnings per share contribution would come in the second half of the year due to the protracted project awards in the fiscal stimulus public services sector. Therefore, we still feel confident that our guidance can be achieved.

Consolidated gross margin during the second quarter was 31% compared to 26% during the same period last year. Through the first six months of fiscal year 2010, the consolidated gross margin has averaged 30%. The increase in gross margin is a very positive sign for our company. SG&A expense as a percent of revenue for the second quarter was approximately 26% compared to 21% last year and 25% compared to 21% for the first six months of fiscal year 2010. However, the increase in SG&A as a percentage of revenue is due primarily to lower revenue production.

In regards to our balance sheet, WPCS continues to maintain a strong position with $8.5 million in cash, $22.3 million in working capital and $5.6 million of credit line borrowings. Our credit line borrowing to working capital ratio remains favorably low at 25%. We continue to view this ratio as an important indicator of our financial strength and ability to finance our growth from our operations. WPCS has generated $3 million in cash from operations for the first six months of fiscal year 2010 ended October 31, 2009. Accounts receivable collections remain stable with DSOs averaging 70 days, which is within our expectations.

As of October 31, 2009, WPCS had a backlog of approximately $28 million and a bid list of $245 million. We are not completely satisfied with our current backlog level and the time it is taking to convert our bid activity to backlog, however, our bid activity is at a record level. As a result of this increased bid activity, we expect that our backlog will grow accordingly over the next few quarters. The primary delay in converting bids to backlog remains the allocation of fiscal stimulus funds for public services projects. Most states have been allocated their percentage of fiscal stimulus and now the determination is being made by each state as to which projects receive approvals. It has been a long and arduous process but one that is beginning to manifest. WPCS feels confident that we will receive our fair share of project awards in the near future which, in our opinion, should have a positive effect on our revenue production in the quarters ahead.
 ___________

Overall, we are pleased with the second quarter results. WPCS continues to generate profitability through these economic times. Our strategy of focusing on the public services, healthcare, energy and international markets combined with continued cost efficiencies from our operations is proving to be our foundation for solid financial performance. We see growth opportunities ahead and the chance of building earnings per share. No one is exactly sure when we will see a full economic recovery but WPCS is positioning itself well for the future.

Looking at the market in general, communication systems for voice, data and video remain the critical backbone of global economic expansion. New communications technology is being introduced each year for wireless and landline systems. Communication networks need to be upgraded and in many areas, new technology needs to be implemented. Someone has to design and build the infrastructure to support this communications technology as it is a blend of many different products and requires a diverse set of skills and certifications. Companies that offer complete high-level communications infrastructure services are unique and in demand. WPCS has positioned itself as one of those companies. We maintain an outstanding reputation for delivering the highest quality of services. Our customer base continues to expand and the market is anticipating significant growth over the next several years. With twelve operation centers on three continents, WPCS is positioned well to take advantage of this growth and generate earnings while building shareholder value.
___________

In regards to our strategic development, WPCS is focused on organic growth opportunities but is also looking for acquisitions that can strengthen our engineering capability, add to our customer base and expand our geographic scope. As a company, we have successfully acquired, assimilated and branded nineteen companies in the last seven years. In regards to future acquisitions, we are particularly interested in the China and Australia markets as both countries are generating positive GDP growth rates with a strong currency and a strong market for our services. We just announced the acquisition of The Pride Group of Queensland, Australia which is a leading communications infrastructure company in that country. With the acquisition of The Pride Group, our international sales have now reached $14 million on an annual run rate basis.
___________

In conclusion, WPCS is building a foundation of consistent profitability and efficiency as we plan for a higher level of earnings growth while expanding our design-build engineering services for communications infrastructure on a global scale. The WPCS management team feels confident that the future will continue to bring opportunity and improved earnings for our shareholders.

I would like to now turn the call over to the operator to begin the question and answer session.

[OPERATOR]

We will now begin the question and answer session. You can submit your question by pressing *1 and can be removed from the queue by pressing the # sign.

If there are no further questions, I would like to thank all the participants on today’s WPCS International Incorporated fiscal year 2010 second quarter investor conference call. Please keep in mind that a replay of this investor conference call will be available for a period of five days by dialing 402-220-2946 and entering 12354 # as the program identification number. This will conclude the call.